Pollard-Kelley Auditing Services, Inc.……………………………………………………………

Auditing Services                                                   3250 West Market St, Suite 307, Fairlawn, OH 44333 330-864-2265

August 31, 2005

To the Board of Directors

Falcon Target, Inc.

We hereby consent to the incorporation of our opinion dated August 31, 2005, in the 10K SB of  Falcon Target, Inc. Corp for the year ended June 30, 2005.

Very truly yours,

Pollard-Kelley Auditing Services, Inc.

Malcolm L Pollard

Vice-President